THE GROWTH FUND OF AMERICA, INC.

ARTICLES SUPPLEMENTARY
INCREASING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

The Growth Fund of America, Inc., a Maryland corporation (the "Corporation") having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to 7,500,000,000 shares of Common Stock (par value $0.001 per share).

SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:  (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 5,500,000,000 shares of Common Stock (par value $0.001 per share).

(b) As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 7,500,000,000 shares of Common Stock (par value $0.001 per share).

(c) The aggregate par value of all shares having a par value is $5,500,000 before the increase and $7,500,000 as increased.

IN WITNESS WHEREOF, The Growth Fund of America, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice Chairman of the Board and PEO and attested by its Secretary on this 20th day of September, 2006.

ATTEST:      THE GROWTH FUND OF AMERICA, INC.

By  /s/ Patrick F. Quan    By   /s/ James F. Rothenberg
   Patrick F. Quan       James F. Rothenberg
   Secretary           Vice Chairman of the Board and PEO

THE UNDERSIGNED, Vice Chairman of the Board and PEO of The Growth Fund of America, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.

Dated  September 20, 2006   By   /s/ James F. Rothenberg
James F. Rothenberg
Vice Chairman of the Board and PEO